UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 31, 2013

Omni Bio Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-52530	20-8097969
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5350 South Roslyn, Suite 430, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

(303) 867-3415
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Omni Bio Pharmaceutical, Inc. (the “Company”) has accepted subscription agreements related to the sale of shares of its common stock (“Shares”) in a private placement offering (the “Private Placement”) at a purchase price of $0.25 per share. The maximum Shares to be offered and sold in the Private Placement are 24,000,000 Shares, resulting in potential gross aggregate proceeds to the Company of up to $6.0 million. The placement agent for the Private Placement is an affiliate of two of the Company’s directors.

On May 31, 2013, the Company conducted the initial closing under the Private Placement, pursuant to which the Company entered into subscription agreements for the sale of 6,160,000 Shares, which aggregated gross proceeds to the Company of $1,540,000. A total of 4,000,000 Shares were sold to BOCO Investments, LLC, an existing significant stockholder of the Company, in the initial closing. After deducting offering expenses, including commissions and expenses paid to the placement agent, legal and accounting fees, net proceeds to the Company from such sales totaled approximately $1,369,000. The Company anticipates using the net proceeds from the initial closing of the Private Placement for general working capital requirements and certain research and development projects. The Private Placement is expected to close in multiple closings on or before June 30, 2013.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.02. The securities described herein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and are being issued in a private placement exempt from registration pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States or any state thereof absent registration under the Securities Act and applicable state securities laws or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omni Bio Pharmaceutical, Inc.

Date: May 31, 2013

	By:	/s/ Robert C. Ogden
Robert C. Ogden
Chief Financial Officer